Exhibit 99.1

Infinity Pharmaceuticals Provides Update for Eganelisib in Patients with Metastatic
Urothelial Cancer

-Infinity Planning New, Registration-Enabling Study in Advanced Urothelial Cancer
Leveraging Encouraging Data from MARIO-275-

-MARIO-275 Data to be Presented at a Major Medical Meeting in Q1 2021-

-Infinity Provides 2021 Milestones and Financial Guidance-

CAMBRIDGE, Mass., January 6, 2021 /Business Wire/ -- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today provided an update on MARIO-275, the Company’s randomized, placebo controlled Phase 2 study evaluating the benefit of adding eganelisib to nivolumab (Opdivo®) in platinum-refractory, I/O naïve patients with advanced, metastatic urothelial cancer (mUC) over nivolumab monotherapy which is approved in this setting.

“The MARIO-275 study provided Infinity with important insights to shape the future of eganelisib in urothelial cancer,” said Adelene Perkins, Chief Executive Officer and Chair of Infinity Pharmaceuticals. “The data from the 49 patients enrolled in the study are very encouraging. The combination was well tolerated at the 30 mg dose of eganelisib and provided patient benefit relative to the placebo controlled arm on important response rate and progression free survival measures, particularly in urothelial cancer patients with low levels of PD-L1 expression who respond poorly to checkpoint inhibitors alone. We are leveraging the clinical and translational learnings from MARIO-275 in planning a new, registration-enabling study of eganelisib in patients with advanced urothelial cancer. We look forward to presenting our data from MARIO-275, which support our clinical strategy, at a major medical meeting in Q1 2021, with details for our new, planned trial to follow in the coming months after discussions with regulatory authorities.”

Encouraging data including in post-CPI progression and PD-L1 low patients was presented at The Society for Immunotherapy of Cancer (SITC) in November and the San Antonio Breast Cancer Symposium (SABCS) in Q4 2020.

Program Updates and Guidance:
MARIO-275
•The MARIO-275 Independent Data Monitoring Committee (IDMC) determined that there was a favorable risk/benefit for patients after the successful implementation of a dose reduction from 40mg QD to 30mg QD to reduce the reversible liver enzyme elevations that were reported after the first scheduled MARIO-275 IDMC meeting.
•Infinity has completed the evaluation of the 49 patients enrolled in the study with encouraging safety, response rate and progression free survival (PFS) data, including in patients with low levels of PD-L1 expression.
•Infinity will be presenting the MARIO-275 data at a major medical meeting in Q1 2021.
•As a result of the encouraging data, the Company is planning a new registration-enabling study and will not re-open enrollment in MARIO-275.

MARIO-3
•Data was presented at SABCS in December which showed the benefit of adding eganelisib to standard of care Tecentriq® and Abraxane® therapy for front-line TNBC patients.
•Progression-free survival and updated overall response rate data for TNBC will be presented in 1H and 2H of 2021.
•Renal cell carcinoma data to be presented in 1H 2022.

2021 Financial Guidance
Infinity ended 2020 with approximately $34.1 million in cash and investments (unaudited) and plans to report its fourth quarter and full-year 2020 financial results in March. The Company expects to have cash through 2021 based on its current operating plans, which excludes additional financing or business activities, and excludes a potential $5 million milestone payment from BVF for positive Phase 3 patidegib data and any milestones from, or the sale of the Company’s equity interest in, PellePharm.

About Infinity and Eganelisib
Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing eganelisib, a first-in-class, oral immuno-oncology development candidate that selectively inhibits PI3K-gamma, in multiple clinical studies. MARIO-275 is a global, randomized, placebo-controlled combination study of eganelisib combined with Opdivo® in I/O naïve urothelial cancer. MARIO-3 is the first eganelisib combination study in front-line advanced cancer patients and is evaluating eganelisib in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin® in front-line RCC. In collaboration with Arcus Biosciences, Infinity is evaluating a checkpoint inhibitor-free, novel combination regimen of eganelisib plus etrumadenant (dual adenosine receptor antagonist) plus Doxil® in advanced TNBC patients. With these studies Infinity is evaluating eganelisib in the anti-PD-1 refractory, I/O-naïve, and front-line settings. For more information on Infinity, please refer to Infinity's website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of eganelisib; plans to present data; plans to not re-open MARIO-275 for enrollment; plans for a registration-enabling study in urothelial cancer; financial guidance; and the Company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company's current expectations. For example, there can be no guarantee that eganelisib will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity's product portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic or otherwise; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop eganelisib; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for eganelisib. These and other risks which may impact management's expectations are described in greater detail under the caption "Risk Factors" included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the Company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Opdivo® is a registered trademark of Bristol Myers Squibb.
Tecentriq® is a registered trademark of Genentech, Inc.
Abraxane® is a registered trademark of Abraxis BioScience, LLC.
Avastin® is a registered trademark of Genentech, Inc.
Doxil® is a registered trademark of Baxter Healthcare Corporation.

Contact
Ashley Robinson
LifeSci Advisors, LLC
617-775-5956